Exhibit 99.1

                 Albany International Announces Stock Purchase


    ALBANY, N.Y., Aug. 2 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PSE/FWB: AIN) announced today that it had purchased 1,489,943 shares of its Class A Common Stock in a private transaction. The purchase was made at $28.87 per share, $1.05 per share less than the last reported trade on the New York Stock Exchange prior to the time of the transaction. The Company stated that the authorization given by the Board of Directors for this purchase is separate from the three-million-share authorization given in 1998, and that management retains authority to purchase 553,100 shares under that authorization.

    The shares acquired in the private transaction were purchased from trusts related to the Purdy family. Bruce B. Purdy, a trustee of the selling trusts, is the father of Barbara P. Wright, a director of the Company. A spokesman for the Purdy family said that the sale resulted from family considerations and did not reflect any lack of confidence in the future of the Company or in its management.

    Albany International is the world's largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its customers throughout the world. Additional information about the Company and its businesses and products is available at http://www.albint.com.



SOURCE  Albany International Corp.
    -0-                             08/02/2004
    /CONTACT: Kenneth C. Pulver, Vice President-Corporate Communications, +1-518-445-2214/
    /Web site:  http://www.albint.com/
    (AIN)

CO:  Albany International Corp.
ST:  New York
IN:  MAC
SU:  TNM